Exhibit 10.20

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (“Agreement”) is entered into on June 16, 2006 (“Effective Date”) by and between Samsung Electronics Co., Ltd., a Korea Corporation, having its principle place of business at 416 Maetan-dong, yeongtong-gu, suwon-si, Gyeonggi-do, Korea (“Purchaser”), and NeoMagic Corporation, a Delaware corporation, having its principal place of business at 3250 Jay Street, Santa Clara, CA 95054 (“Seller”).

1. BACKGROUND

Seller wishes to sell to Purchaser, and Purchaser wishes to acquire, Seller’s right, title and interest in certain patents and patent applications on the terms and conditions below.

Accordingly, the parties hereto agree as follows:

2. DEFINITIONS

2.1 “Closing Date” means the date on which Purchaser has paid to Seller the full payment set forth in Section 3.3.

2.2 “Credit Worthy” means that Purchaser (i) is a publicly traded corporation on a major stock exchange and has a market capitalization in excess of one billion U.S. dollars (or equivalent); (ii) has total revenue for its last four fiscal quarters in excess of one billion U.S. dollars (or equivalent); and (iii) has a corporate credit rating of at least “A” (low risk) or equivalent from Moody’s, S & P or other recognized credit rating agency.

2.3 “Existing Patents” means those patents listed in Exhibit 1 hereto.

2.4 “Licensed Products” shall have the meaning set forth in Section 3.2.

2.5 “Patent Rights” means the Existing Patents, and all reissues, reexaminations, extensions, continuations, continuations in part, continued prosecution applications, divisions, substitutions, confirmations, registrations, revalidations, and foreign counterparts of the Existing Patents in any and all countries of the world, including all patents and patent applications entitled to priority to the Existing Patents, but excluding the continuation-in-part application assigned to LSI Logic Corporation that eventually issued as US Patent number 6,279,135 on August 21, 2001 titled On-the-fly row-syndrome generation for DVD controller ECC, having inventors Nguyen; Hung Cao and Ho; Son Hong.

2.6 “Subsidiary” means a corporation, company, or other entity more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for election of directors or other managing authority) are now or hereafter owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership of control exists.

3. TRANSFER OF PATENTS

3.1 Assignment. Upon the Closing Date, Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest that it has in and to the Patent Rights, and in and to the inventions described in the Existing Patents, except for the license retained by Seller under Section 3.2. This assignment includes all right, title and interest of Seller in all causes of action and enforcement rights for the Patent Rights, including all of its rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patent Rights. Purchaser acknowledges and agrees (i) that it may not be possible to pursue any continuing or other further applications based upon the Existing Patents and (ii) that this assignment is made subject to the terms and conditions of the license agreements identified in Exhibit 2.

3.2 Retained Rights. Effective on the Closing Date, Seller hereby retains, and Purchaser hereby grants to Seller and its Subsidiaries, a worldwide, royalty-free, fully paid, irrevocable, non-terminable, non-exclusive, non-transferable (except as permitted under Section 6.8 below), right and license under the Patent Rights to make, use, sell, offer for sale, import, and otherwise exploit and dispose of any products, processes, services and other subject matter (the “Licensed Products”), including the right to practice any methods and process, otherwise exploit the Patent Rights, and to have all of the foregoing performed on its behalf. Purchaser also hereby grants to Seller and its Subsidiaries and all third parties in the chain of distribution of the Licensed Products (including, without limitation, direct and indirect distributors, resellers, OEMs and customers, all of whom are manufacturing, using or selling Licensed Products of Seller’s or its Subsidiaries’ design) and all third parties authorized to make, use, sell or import products based substantially on Seller’s or its Subsidiaries designs for Licensed Products (including, without limitation, second sources, escrow manufacturers and licensees) a covenant not to sue for infringement of US Patent Number 6,639,603 (the “‘603 Patent”), its foreign counter parts, and any other patents and patent applications claiming priority to the ‘603 Patent or its foreign counterparts (collectively, the “‘603 Patent Rights”). If Purchaser assigns any of the ‘603 Patent Rights to any third party, such assignment shall be made expressly subject to covenant not to sue set forth above, which shall survive and remain in effect with respect to the ‘603 Patent Rights notwithstanding any such assignment. The rights granted to Seller in this Section 3.2 include the right to distribute Licensed Products both directly and through third parties.

3.3 Payment of Purchase Price. Within ten (10) business days of the Effective Date, Purchaser shall pay to Seller one million four hundred thousand US dollars (US$1,400,000), payable by wire transfer to a Seller’s bank account as designated by Seller, and Seller shall execute and deliver the Assignment Agreement of Exhibit 3 to Purchaser. Seller shall have the right to terminate this Agreement immediately, and all of its obligations under this Agreement, if either (i) Seller has not received such payment within the above-defined ten (10) business days, or (ii) Purchaser is not Credit Worthy or otherwise breaches it representations set forth in Section 5.1 below. In such event, no assignments or other transfers to Purchaser under this Agreement shall be effective.

3.4 Taxes. Amounts payable to Seller under this Agreement are payable in full to Seller without reduction for withholding taxes or any other taxes or duties. In addition, Purchaser shall be responsible for, and shall indemnify and hold harmless Seller from and against, any and all taxes (including, without limitation, withholding, sales, use, value-added and similar taxes) and duties paid or payable, however designated, levied, or based on amounts payable to Seller hereunder or otherwise arising out of or relating to this Agreement and any associated penalties, fines and attorneys’ fees, but exclusive of United States federal, state and local taxes based solely on Seller’s net income.

4. ADDITIONAL OBLIGATIONS

4.1 Further Assurances. At the reasonable request of Purchaser and without demanding further consideration from Purchaser, Seller agrees to execute and deliver such confirmatory assignments and other instruments as may be reasonably necessary for effecting and perfecting the transfer of ownership in and to the Patents Rights as contemplated hereby, including without limitation execution, acknowledgment and cooperation in the recordation of such papers as necessary for perfecting and conveying unto Purchaser the transfer of ownership in and to the Patents Rights as contemplated hereby. The parties shall reasonably cooperate to transition prosecution and maintenance to Purchaser promptly following the Closing Date.

4.2 Documentation. Purchaser acknowledges and agrees that Seller has furnished to Purchaser prior to the Effective Date copies of all available Seller maintained file histories, maintenance records, assignment documents for the Patent Rights, and inventor’s notes and/or invention disclosures contained in Seller’s legal files for the Licensed Patents, if any, in Seller’s possession in regard to the Existing Patents. Seller has no further delivery obligations under or as a result of this Agreement.

4.3 Payment of Fees. Commencing upon the Effective Date, Purchaser shall pay all fees for the filing, prosecution and maintenance of the Patent Rights that are not required to be paid by Seller prior to the Effective Date. Seller shall have no obligation to pay any such fees.

5. REPRESENTATIONS

Seller hereby represents to Purchaser as follows:

5.1 Authority. Seller has the right and authority to enter into this Agreement and to make the assignments hereunder. Purchaser represents and warrants that it is Credit Worthy and that it is not incorporated or located in any country where any U.S. or foreign export regulations or other government regulations would restrict or limit either party’s ability to enter into this Agreement and perform its obligations hereunder.

5.2 Title and Contest. Seller has good and marketable title to the Existing Patents. The Existing Patents are free and clear of all liens, mortgages, security interests and other encumbrances, except under the license agreements identified in Exhibit 2. To the knowledge of Seller, there are no actions, suits, claims or proceedings, threatened or pending, against Seller involving any of the Existing Patents, and Seller has not received notice of any such actions, suits, claims or proceedings.

5.3 Validity and Enforceability. The Existing Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration, or judicial proceeding, and Seller has not received any written notice from any source indicating that the Existing Patents may be invalid or unenforceable. As used herein, “knowledge of Seller” shall mean the actual knowledge of its CEO as of the Effective Date.

5.4 No Contest. Seller agrees that Seller shall not institute any re-examination, reissue or opposition proceedings or declaratory relief actions challenging the enforceability or validity of the Patent Rights assigned to Purchaser under this Agreement.

6. MISCELLANEOUS

6.1 No Representation or Warranty. EXCEPT FOR THE REPRESENTATIONS MADE BY SELLER IN THIS AGREEMENT, THE PATENT RIGHTS ARE TRANSFERRED “AS IS”, AND SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER REGARDING VALIDITY, ENFORCEABILITY, INFRINGEMENT OR OTHERWISE, AND SELLER HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND NON-INFRINGEMENT.

6.2 Limitation on Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY OTHER INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INCIDENTAL DAMAGES, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

6.3 Limitation of Liability. IN NO EVENT SHALL SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE PURCHASE PRICE PAID BY PURCHASE UNDER SECTION 3.3. THE PARTIES AGREE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES IN THIS SECTION 6 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT AND SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

6.4 Governing Law; Jurisdiction. Any claim arising under or relating to this Agreement shall be governed by the internal substantive laws of the State of California without regard to principles of conflict of laws. Each party hereby agrees to the exclusive jurisdiction and venue of the state and federal courts having within their jurisdiction Santa Clara County, California for all disputes arising out of or relating to this Agreement.

6.5 Entire Agreement. This Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, including any letter of intent. No oral agreement or explanation by either party hereto shall alter the meaning or interpretation of this Agreement. No amendments or modifications shall be effective unless in writing signed by authorized representatives of both parties.

6.6 Notices. All notices, requests, demands, and other communications required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified mail, or reputable courier, postage prepaid, addressed as follows:

If to Seller:	If to Purchaser:

NeoMagic Corporation	Samsung Electronics Co., Ltd.
3250 Jay Street	San # 16 Banwol-dong
Santa Clara, CA 95054, USA	Hwasung-si, Gyeonggi-do, Korea 445-701
Attn: Doug Young, President and CEO	Attn: Jay Shim, Vice President of IP

Such notices shall be deemed effective when served or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery.

6.7 Relationship of Parties. The parties hereto are independent contractors. Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any party. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Seller and Purchaser.

6.8 Assignment. This Agreement shall inure to the benefit of Purchaser, its successors, and assigns. Seller shall be entitled to assign and otherwise transfer this Agreement, and its rights and licenses under this Agreement, to any successor in interest to all or substantially all of the business or assets of Seller (whether by merger, acquisition of stock or assets, operation of the law, or otherwise); provided that Seller notifies Purchaser of any such assignment within one hundred and twenty (120) days after the closing date of such assignment.

In witness whereof, the parties have executed this Patent Purchase Agreement as of the Effective Date:

Samsung Electronics Co., Ltd.	NeoMagic Corp.

for Jay Shim,	/s/ Scott Sullinger
Signature	Signature

Jay Shim	Scott Sullinger
Printed Name	Printed Name

Vice President of IP	VP of Finance and CFO
Title	Title

June 16, 2006	June 14, 2006
Date	Date

Exhibit 1

EXISTING PATENTS

1. US Patent No. 6,115,837, titled Dual-column syndrome generation for DVD error correcting using an embedded DRAM, having inventors Nguyen; Hung Cao and Ho; Son Hong, issued on September 5, 2000;

2. US Patent No. 6,158,040, titled Rotated data-alignment in wade embedded DRAM for page-mode column ECC in a DVD controller, having inventor Ho; Son Hong, issued on December 5, 2000;

3. US Patent No. 6,167,551, titled DVD controller with embedded DRAM for ECC-block buffering, having inventors Nguyen; Hung Cao and Ho; Son Hong, issued on December 26, 2000; and

4. US Patent No. 6,639,603, titled Hardware portrait mode support, having inventor Ishii issued on October 28, 2003.

Exhibit 2

EXISTING LICENSES

Patent License Agreement, dated January 9, 2006, by and among LSI Logic Corporation and NeoMagic Corporation.

Patent License Agreement, dated September 1, 2005, by and among Sony Corporation, NeoMagic Corporation, and NeoMagic Israel, Ltd.

Exhibit 3

Patent Assignment

WHEREAS, NeoMagic Corporation, a US corporation, having its principal place of business at 3250 Jay Street, Santa Clara, CA 95054, USA (hereinafter ASSIGNOR) is the owner of U.S. Patent Numbers 6,115,837; 6,158,040; 6,167,551; and 6,639,603 (hereinafter “Patents”).

WHEREAS, it is the intention of ASSIGNOR, and Samsung Electronics Co., Ltd., a Korea Corporation, having its principle place of business at 416 Maetan-dong, Yeongtong-gu Suwon-si, Gyeonggi-do, Korea (hereinafter ASSIGNEE), that ASSIGNOR assign to ASSIGNEE the entire right, title and interest in and to the Patents;

NOW, THEREFORE, pursuant to this Assignment and for good and valuable consideration, ASSIGNOR hereby assigns, transfers and conveys to ASSIGNEE the entire right, title and interest that it has in and to the Patents (other than the license retained by ASSIGNOR), and to any continuations, divisions, reissues, reexaminations, extensions thereof, and foreign counterpart patents and applications corresponding to the Patents (specifically excluding US Patent number 6,279,135 issued on August 21, 2001 titled On-the-fly row-syndrome generation for DVD controller ECC and the applications therefore, which have previously been assigned by ASSIGNOR to LSI Logic Corporation), along with any and all rights of ASSIGNOR in all causes of action and enforcement rights with respect thereto, including all of its rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patents. Such assignment shall be subject to all prior licenses granted by ASSIGNOR to Third Parties, which licenses shall survive and not be affected by this Assignment. Purchaser acknowledges and agrees that it may not be possible to pursue any continuing or other further applications based upon the Patents.

IN WITNESS WHEREOF, ASSIGNOR has executed this assignment as of the     , day of                     , 2006

By:
Name:
Title:
Neomagic Corporation

State of ,
County of

On the      day of                     , 2006, before me personally appeared                                     , who executed the foregoing instrument, and he or she duly acknowledged to me that he or she executed the same for the purpose therein set forth.

NOTARY PUBLIC

My Commission expires on                                         .

                            [Seal]